                                                                   EXHIBIT 23.02

        REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE


To the Board of Directors and Stockholders of Homestore, Inc.:


Our audits of the consolidated financial statements referred to in our report dated March 25, 2003, appearing in the 2002 Annual Report to Stockholders of Homestore, Inc. (which report and consolidated financial statements are included in this Annual Report on Form 10-K) also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/    PRICEWATERHOUSECOOPERS LLP


Century City, California

March 25, 2003